Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

•	Full year new awards of $9.0 billion; ending backlog $25.6 billion

•	Year-end cash balance improves to $2.2 billion

•	2021 adjusted Earnings Per Share guidance established at a range of $0.50 to $0.80

IRVING, TX (February 26, 2021) - Fluor Corporation (NYSE: FLR) today announced financial results for its year ended December 31, 2020. Results for 2020 were a net loss from continuing operations attributable to Fluor of $294 million, or $2.09 per diluted share, compared to a net loss from continuing operations attributable to Fluor of $1.5 billion, or $10.89 per diluted share in 2019. Consolidated segment profit for the year was $317 million compared to a loss of $186 million in 2019. Consolidated continuing operations for the year included non-cash impairments and charges of approximately $358 million to reflect the impact of weak commodity prices and COVID-19. Operating cash flow in 2020 was $186 million compared to $219 million in 2019.

Full year new awards were $9.0 billion, and ending consolidated backlog was $25.6 billion. Corporate G&A expenses for 2020 were $241 million, up from $166 million a year ago primarily due to $47 million in foreign currency exchange losses, $42 million in investigation-related expenses and higher stock price driven compensation. Fluor’s cash and marketable securities at the end of the year improved to $2.2 billion.

"While 2020 was a challenging year, I am encouraged by the resilience of our organization," said David Constable, chief executive officer of Fluor. "This year will be a bridging year as we anticipate COVID-19 impacts abating coupled with our focus shifting to implementation of the newly announced strategy. I am confident that our path forward will serve Fluor’s shareholders well."

Fourth Quarter Results

Results for the fourth quarter of 2020 were a net loss from continuing operations of $115 million, or $0.82 per diluted share, compared to a net loss from continuing operations of $294 million, or $2.10 per diluted share in the fourth quarter of 2019. Consolidated segment profit for the fourth quarter of 2020 was $75 million compared to $89 million a year ago. Corporate G&A expenses in the fourth quarter were $147 million, compared with $46 million a year ago, due to unfavorable foreign currency transaction losses of $61 million and higher stock price driven compensation. Revenue for the quarter was $3.7 billion compared to $4.4 billion a year ago.

Renewal of Credit Facility

The company recently entered into an amended and restated $1.65 billion credit facility, extending the facility through February 2023, and replacing the prior revolving loan and letter of credit facilities.

“We believe this is the appropriate sized facility with the flexibility required to support our business given the new strategic priority to reduce our risk profile. It is also another good example of making Fluor fit for purpose,” said David Constable, chief executive officer. “This new facility improves our liquidity position as we now shift our focus to debt retirement.”

Outlook

For 2021, Fluor is establishing its initial adjusted EPS guidance at a range of $0.50 to $0.80 per diluted share. Adjusted EPS guidance excludes NuScale related expenses and any impact from foreign currency exchange gains or losses, restructuring or impairments. Guidance for 2021 assumes increased opportunities for new awards in the second half of the year as post-pandemic capital spending improves.

Business Segments

The Energy & Chemicals segment reported a profit of $164 million in 2020 compared to a loss of $95 million in 2019. Segment profit in 2020 improved primarily as a result of charges taken in 2019, offset by reduced execution activity and margin diminution related to COVID-19. Revenue for 2020 was $5.3 billion, down from $5.8 billion in the previous year. Full year new awards in 2020 totaled $2.0 billion, compared to $3.7 billion in 2019. Ending backlog was $11.0 billion compared to $14.1 billion a year ago.

The Mining & Industrial segment reported a profit of $122 million in 2020 compared to $159 million in 2019. Segment profit declined in 2020 compared to 2019 primarily due to a $31 million favorable dispute resolution recognized in 2019 and a decline in activity due to COVID-19 and certain projects nearing completion. Full year revenue for the segment of $4.1 billion declined from $5.1 billion a year ago due to a six month suspension of a large mining project in South America due to COVID-19 as well as a decline in execution activities for a large life sciences project and two mining projects completed or nearing completion. Full year new awards in 2020 were $2.8 billion, up from $1.9 billion a year ago. Ending backlog was $4.0 billion compared to $5.4 billion a year ago.

The Infrastructure & Power segment reported a profit of $13.7 million compared to a loss of $244 million in 2019. Full year revenue for the segment was $1.6 billion compared to $1.4 billion a year ago. Results for 2020 include a positive settlement on a cancelled rail project offset by charges for cost growth in the infrastructure legacy portfolio. Full year new awards in 2020 were $764 million compared to $2.6 billion in 2019, and ending backlog for the segment was $5.2 billion compared to $6.1 billion a year ago.

The Government segment reported a profit of $88 million in 2020 compared to $200 million a year ago. The decrease in segment profit in 2020 was substantially driven by the favorable settlement of two nuclear power plant projects in 2019, and reflects the adverse impact of COVID-19. Full year revenue for the segment of $2.9 billion compares to $3.0 billion a year ago. Full year new awards in 2020 were $1.9 billion, compared to $2.0 billion in 2019. Ending backlog was $2.8 billion compared to $3.6 billion a year ago.

The Diversified Services segment reported a profit of $14 million in 2020, compared to $15 million a year ago. Results for 2020 reflect reduced volumes of higher-margin operations and maintenance activities as a result of COVID-19, offset by a reduction in overhead costs. Full year revenue was $1.6 billion compared to $2.0 billion in 2019. New awards totaled $1.5 billion for 2020 compared to $2.2 billion in 2019. Ending backlog was $2.4 billion, compared to $2.5 billion a year ago.

The Other segment, which is comprised of NuScale and the Radford and Warren government projects, reported a full year loss of $85 million, compared to a loss of $220 million a year ago.

Conference Call

Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, February 26, which will be webcast live on the Internet and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 888-204-4368 (U.S./Canada) or +1 323-994-2093. The conference ID is 8193804. A supplemental slide presentation will be available at the conclusion of the call.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures

This news release contains discussions of consolidated segment profit and adjusted EPS that would be deemed non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding the following: corporate general and administrative expense; impairment, restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; other non-operating income and expense items; and earnings from discontinued operations. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit to earnings from continuing operations before taxes is included in the press release table. Adjusted EPS is defined as diluted net earnings per share from continuing operations attributable to Fluor excluding NuScale related expenses and the impact of foreign exchange fluctuations, restructuring or impairments. The company believes adjusted EPS allows investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. The company is unable to provide a reconciliation of its adjusted EPS guidance to the most comparable GAAP measure because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.7 billion in 2020 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; failure to maintain an effective system of internal controls; failure to prepare and timely file our periodic reports; the restatement of certain of our previously issued consolidated financial statements; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to climate change and environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; and restrictions on possible transactions imposed by our charter documents, Delaware law and our stockholder rights agreement. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 26, 2021. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	YEAR ENDED DECEMBER 31,
(in millions)	2020		2019		2018
Revenue
Energy & Chemicals	$5,260.4		$5,823.7		$7,695.5
Mining & Industrial	4,149.1		5,057.2		3,491.0
Infrastructure & Power	1,595.5		1,370.4		1,668.0
Government	2,922.8		2,969.3		3,678.5
Diversified Services	1,630.9		2,040.1		2,257.2
Other	109.8		56.6		60.8
Total revenue	$15,668.5		$17,317.3		$18,851.0

Segment profit (loss) $ and margin %
Energy & Chemicals	$163.7	3.1%	$(95.0)	(1.6)%	$334.5	4.3%
Mining & Industrial	122.4	2.9%	158.5	3.1%	94.3	2.7%
Infrastructure & Power	13.7	0.9%	(243.9)	(17.8)%	(30.1)	(1.8)%
Government	88.4	3.0%	200.3	6.7%	187.3	5.1%
Diversified Services	14.2	0.9%	14.6	0.7%	68.7	3.0%
Other	(85.4)	NM	(220.1)	NM	(144.7)	NM
Total segment profit (loss) $ and margin %(1)	$317.0	2.0%	$(185.6)	(1.1)%	$510.0	2.7%

Corporate G&A	(240.7)		(165.9)		(121.2)
Impairment, restructuring and other exit costs	(305.6)		(532.6)		—
Gain (loss) on pension settlement	0.4		(137.9)		(21.9)
Interest expense, net	(46.4)		(18.5)		(40.6)
Earnings (loss) attributable to NCI from Cont Ops	68.3		(31.0)		59.4
Earnings (loss) from Cont Ops before taxes	(207.0)		(1,071.5)		385.7
Less: Income tax expense (benefit)	18.6		485.2		173.3
Net earnings (loss) from Cont Ops	$(225.6)		$(1,556.7)		$212.4

New awards
Energy & Chemicals	$2,013.2		$3,724.1		$10,641.4
Mining & Industrial	2,799.1		1,861.9		8,696.1
Infrastructure & Power	763.7		2,608.7		2,066.0
Government	1,882.8		1,999.2		4,130.3
Diversified Services	1,546.1		2,217.2		2,138.5
Other	—		152.2		—
Total new awards	$9,004.9		$12,563.3		$27,672.3

New awards related to projects located outside of the U.S.	58%		51%		80%

(1)	Total segment profit (loss) is a non-GAAP financial measure. We believe that total segment profit (loss) provides a meaningful perspective on our results as it is the aggregation of individual segment profit (loss) measures that we use to evaluate and manage our performance.

(in millions)	December 31, 2020	December 31, 2019
Backlog
Energy & Chemicals	$11,020.5	$14,128.9
Mining & Industrial	3,979.7	5,383.9
Infrastructure & Power	5,244.3	6,079.4
Government	2,780.3	3,556.1
Diversified Services	2,425.4	2,541.6
Other	119.2	244.0
Total backlog	$25,569.4	$31,933.9

Backlog related to projects located outside of the U.S.	64%	67%
Backlog related to lump-sum projects	55%	52%

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